Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the date of execution of the last party to execute this Agreement (the “Effective Date”) by and between FULL HOUSE RESORTS, INC., a Delaware corporation (the “Company”), and LEWIS A. FANGER, an individual (the “Executive”) (“Company” and “Executive” may also be referred to individually, as a “Party,” or together, as the “Parties”), with respect to the following facts and circumstances:

RECITALS

Company desires to retain Executive as President, Chief Financial Officer and Treasurer of Company on the terms and conditions set forth herein. Executive desires to be retained by Company in such capacity, on the terms and conditions and for the consideration set forth below.  Except as provided herein, this Agreement supersedes the employment agreement dated May 19, 2022 (the “Prior Employment Agreement”).

Capitalized terms used herein and not defined as part of this Agreement shall have the meanings provided in Article 10.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1 Employment; Position. Company agrees to engage Executive in the capacity as President, Chief Financial Officer and Treasurer of Company, and Executive hereby accepts such engagement by Company upon the terms and conditions specified below.

1.2 Term. The term of this Agreement shall commence on the date hereof, shall supersede and replace the term of the Prior Employment Agreement, and shall continue in force until the date that is three (3) years following the Effective Date, or such earlier date that Executive’s employment is terminated under Article 6 below (such period referred to herein as the “Term”).  Executive’s employment hereunder is terminable at will by Company or by Executive at any time (for any reason or for no reason), subject to the provisions of Article 6 below.

ARTICLE 2

DUTIES OF EXECUTIVE

2.1 Duties. Executive shall perform all the duties and obligations generally associated with the position of President, Chief Financial Officer and Treasurer, as chief financial officer with responsibility for supervision of the financial, financial reporting and accounting functions of the Company and its subsidiaries and any affiliates thereof, subject to the control and supervision of the Chief Executive Officer, and such other executive duties consistent with the foregoing as may be assigned to him from time to time by the Chief Executive Officer of the Company.  Executive shall report to the Chief Executive Officer.  Effective as of February 16, 2022, the Board nominated Executive to stand for election at the 2022 annual stockholder meeting and until his successor has been duly elected and qualified.  Subject to Executive continuing to meet the qualifications and other criteria as determined by the Nominating & Corporate Governance Committee and/or the Board, from time to time required to be a director, and compliance with all fiduciary duties, the Company agrees to cause Executive to be nominated to stand for election to the Board at any meeting of the stockholders of the Company during which any such election is held during the Term and Executive’s term as director will immediately expire if he is not re-elected.  Executive hereby agrees to serve as a member of the Board without additional compensation.  Executive hereby irrevocably covenants and agrees that in the event Executive is no longer employed by the Company for any reason whatsoever, Executive shall resign from the Board should the Board request such resignation, effective the same day as Executive’s last day of employment. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of Company. Executive shall devote his full business time and efforts to the rendition of such services, subject to and as provided in Section 2.3 below.  Executive shall, at all times, perform such services in compliance with, and to the extent of his authority, shall, to the best of his ability, cause the Company to be in compliance with, any and all laws, rules, and regulations applicable to Company of which Executive is aware.  Executive may rely on the Company’s general counsel, externally retained lawyers and other professional advisors in connection with such matters.  Executive shall, at all times during the Term, in all material respects, adhere to and obey any and all written Company rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

2.2 Location of Services. Executive’s principal place of employment shall be at the Company’s headquarters or at such location as Executive and the Chief Executive Officer shall agree upon in writing. Executive understands he will be required to travel to Company’s various operations as part of his employment.  As necessary, and approved by the Company, Executive may also work from home.

2.3 Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote his entire business time, attention, energies, skills, learning and best efforts to the business of Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations and serve on the boards of directors of companies so long as such participation does not materially interfere with the duties and obligations of Executive hereunder.  This Section 2.3, however, shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise interfere with the performance of Executive’s duties and obligations hereunder.  Executive shall not make any investment in an enterprise that competes with the Company without the prior written approval of the Board after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude Executive from owning a Permissible Investment. During the Term, Executive shall not directly or indirectly work for or provide services to or, except as permitted above, own an equity interest in any person, firm or entity engaged in the casino gaming, card club or horse racing business. In this regard, Executive acknowledges that the gaming industry is international in scope and that accordingly this covenant shall apply throughout the United States and the world.

2.4Licensing. Executive shall hold and maintain all necessary gaming licenses during the Term. Executive agrees to promptly submit to the licensing requirements of all jurisdictions in which Company or its subsidiaries does or seeks to do business. The Company shall bear all expenses incurred in connection with such applications and licenses.

ARTICLE 3

COMPENSATION

3.1 Salary. In consideration for Executive’s services hereunder, the Company shall pay Executive an annual base salary (the “Base Salary”) at the rate of $500,000 per year. The Base Salary shall be payable in accordance with the Company’s regular payroll schedule from time to time, but no less often than monthly (and less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated withholdings).

3.1.1Salary True Up.  The Company recognizes Executive’s previous employment agreement expired on May 19, 2025. In recognition of the delay in entering into this Agreement, the Company hereby agrees to pay Executive a one-time lump sum payment (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated withholdings) of the incremental difference between Executive’s salary in effect at the time of entering this Agreement and the new salary of $500,000 provided herein in Section 3.1, pro-rated for the period of time between the expiration of the prior employment agreement and the effective date of this Agreement.

3.2 Bonus. Executive may be eligible to earn cash bonuses with respect to each year of the Term during which Executive is employed under this Agreement as provided below.  Regardless of the terms and conditions of this Agreement, Executive’s entry into this Agreement shall not alter, modify, or eliminate in any way any bonus earned prior to or as of the Effective Date from Executive’s Prior Employment Agreement.

3.2.1Executive shall receive the following Specific Milestone Bonuses upon the achievement of the performance metrics outlined hereunder and as further established by the Committee from time to time; provided that, in no case, shall any Specific Milestone Bonus affect, or have any negative detriment or reduction on, Executive’s entitlement to potential Annual Bonus amounts in future calendar years of the Term:

(a)If the Company successfully refinances the Company’s Principal Debt prior to March 30, 2027, as approved by the Board of Directors, Executive shall be paid a bonus of an additional $200,000 within thirty (30) days following the closing of the successful refinancing as approved by the Board;

3.2.2Annual Bonus.  For calendar years starting with 2025 through the end of the Term, Executive is eligible to receive an annual bonus (an “Annual Bonus”) consisting of the Quantitative Bonus and the Qualitative Bonus as provided below.  Notwithstanding anything to the contrary in this Agreement, in no instance shall the cumulative Annual Bonus exceed one hundred fifty percent (150%) of Executive’s Base Salary for the applicable year.

(a)Quantitative Bonus.  Executive is eligible to receive a bonus targeted at seventy-five percent (75%) of Executive’s Base Salary for the applicable year (the “Target Bonus”) based upon the Company’s achievement of certain Adjusted EBITDA targets set by the Committee, in its discretion, no later than March 15 of each year (the “Quantitative Bonus”).  Executive shall be eligible to receive a Quantitative Bonus in excess of the Target Bonus of up to one hundred fifty percent (150%) of Executive’s Base Salary if actual performance exceeds 100% of the Ceiling EBITDA (as defined below), and a Quantitative Bonus below the Target Bonus may be payable if actual performance at least equals a minimum threshold established by the Committee, each as approved by the Committee in consultation with Executive at the time the annual targets are established.  Each year during the Term, the Committee shall, in good faith, establish prior to March 15 a threshold Adjusted EBITDA (the “Threshold EBITDA”), a target Adjusted EBITDA (the “Target EBITDA”) and a ceiling Adjusted EBITDA (the “Ceiling EBITDA”) for the Company’s performance in that year.  The Parties acknowledge that the Committee has established that the Target EBITDA shall be $65 million, the Threshold EBITDA shall be $50 million, and the Ceiling EBITDA shall be $80 million for calendar 2025.  If Adjusted EBITDA is between the Threshold EBITDA and the Target EBITDA, the Quantitative Bonus shall be a straight-line extrapolation between the Threshold EBITDA and the Target EBITDA based on actual Adjusted EBITDA.  Similarly, if Adjusted EBITDA is between the Target EBITDA and the Ceiling EBITDA, the Quantitative Bonus shall be a straight-line extrapolation between the Target EBITDA and the Ceiling EBITDA based on actual Adjusted EBITDA.

(b)Qualitative Bonus.  Executive is eligible to receive a bonus in an amount equal to up to thirty percent (30%) of Executive’s Base Salary for the applicable year upon Executive’s achievement of certain individual target performance goals set by the Committee, in its discretion, no later than March 15 of each year (the “Qualitative Bonus”).  The Committee may determine the Qualitative Bonus in its discretion, including consideration of exemplary performance by Executive in meeting individual performance goals notwithstanding the failure of the Company to achieve Adjusted EBITDA targets.

3.2.3Payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, shall occur on the date on which annual bonuses are paid generally to Company’s senior executives, provided that such bonuses shall, in any event, be paid no later than April 30 of the year following the year in which the Annual Bonus was earned.

3.3 Long-term Incentives.Within thirty (30) days after the conclusion of the Company’s annual stockholders meeting, beginning with the annual stockholders meeting scheduled for May 15, 2025, and each subsequent annual stockholders meeting occuring during the Term, but no later than thirteen (13) months from the date of the preceding annual stockholders meeting (or as soon after as is practical for some of such options and restricted shares if insufficient shares or options are available under the Company’s Incentive Plans), the Company will issue long-term incentives to Executive, to the extent the Company is able, consisting of stock options and restricted stock grants as the Committee sees fit.  The annual long-term incentive grant shall equal 125% of Executive’s Base Salary then in effect (including, in the case of any stock options, as determined by a Black-Scholes valuation). The Committee retains discretion to adjust the mix of stock options and restricted stock grants in the Committee’s discretion based on the advice of its consultant and for circumstances applicable to the Company and the Executive. When issuing long-term incentive grants under this Agreement for the 2025 calendar year, the Committee may take the grants issued in 2025 under the Executive’s Prior Employment Agreement into consideration.

3.3.1 Insufficient Shares.  If insufficient shares are available under the Incentive Plans to be issued in accord with this Section 3.3, then the Committee shall convene to determine an appropriate mechanism by which to either secure additional shares under the Incentive Plans or provide appropriate alternative compensation items for Executive. In each instance, the principal method of cure will be the Company proposing an amendment to the Company’s stockholders to the applicable Company Incentive Plans or the adoption of a new Company Incentive Plan to authorize sufficient shares to honor the proposed grant (the “Proposed Amendment”).  In so doing, with respect to grants of stock options, if permitted under applicable Nasdaq and other applicable rules, the Committee may make a conditional stock option grant to Executive.  If the Company fails to receive stockholder approval of the Proposed Amendment, then the Committee and Executive will in good faith attempt to establish an equitable substitute compensation for the Executive to replace the agreed equity grant in an amount reasonably acceptable to the parties.  If the Company and the Executive cannot reach an agreement after good faith efforts to do so, then the Executive may, but only after a period of ninety (90) days has elapsed after the Company’s failure to receive stockholder approval of the Proposed Amendment, elect to terminate this Agreement for Good Reason under Section 6.3.

3.4 Clawback.  Executive acknowledges that Executive is subject to the Company’s Executive Officer Clawback Policy (as in effect on the Effective Date, the “Clawback Policy”). Executive understands that the Company and/or the Administrator (as defined in the Clawback Policy) are entitled to recover all Erroneously-Awarded Compensation (as defined in the Clawback Policy) as provided in the Clawback Policy. Executive acknowledges and agrees that Executive has received and has had an opportunity to review the Clawback Policy. Any action by the Company to recover Erroneously-Awarded Compensation under the Clawback Policy from Executive shall not, whether alone or in combination with any other action, event or condition, be deemed (a) a Good Reason or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to Executive; or (b) to constitute a breach of a contract or other arrangement to which Executive is a party. To the extent an amendment to the Clawback Policy is required by the Securities and Exchange Commission or the exchange on which the Company’s securities are then listed, then Executive agrees to be subject to the Clawback Policy as so amended.

ARTICLE 4

EXECUTIVE BENEFITS

4.1 Vacation. Executive shall be entitled to vacation in accordance with Company policy for senior executives, but no less than four (4) weeks’ vacation each calendar year, without reduction in compensation.  In the year of termination or expiration of this Agreement, Executive shall not be entitled to compensation for vacation time that was not taken while employed.

4.2 Company Employee Benefits.  Executive shall receive all group insurance, pension plan benefits, defined contribution plan benefits, and any other benefits on the same basis as they are available generally to other senior executives of Company under Company personnel policies in effect from time to time.

4.3Benefits. Executive shall receive all other such fringe benefits as Company may offer to any other senior executive of Company under Company personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave.  In the event that Company’s group health plan does not cover the annual physical examination of Executive and Executive’s spouse, if applicable, Company shall bear the cost of such examinations, including reasonable travel costs, at a clinic of Executive’s choice.

4.4Life Insurance. Subject to Executive satisfying any medical underwriting requirements (including any required physical examinations), Company shall use its reasonable business efforts to obtain and maintain in full force and effect during the Term, term life insurance issued by an insurance company(s) covering the life of Executive for the benefit of his designated beneficiary(s) in the amount of $500,000 (the “Insurance Policy”).

    4.5 Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement (for any reason) for such period as may be necessary to continue to indemnify Executive for his acts during the term hereof. Company shall defend Executive in connection with any such claims and shall reimburse Executive’s directly incurred defense costs. Company shall cause Executive to be covered by the current policies of directors and officers’ liability insurance covering directors and officers of Company, copies of which have been provided to Executive, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of Company.  Company shall use commercially reasonable efforts to cause the current policies of directors and officers liability insurance covering directors and officers of Company to be maintained throughout the Term; to be the maximum in size as is reasonably, commercially available; and to be maintained through the purchase of “tail coverage” for such period thereafter (but not less than three years) as may be necessary to continue to cover acts of Executive during the term of his employment. The Company may substitute therefor, or allow to be substituted therefor, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect.

ARTICLE 5

REIMBURSEMENT FOR EXPENSES

    5.1 Executive shall be reimbursed by Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of Company in accordance with the policies of Company in effect from time to time. Executive shall keep accurate and complete records of all such expenses in accordance with Company policies, including but not limited to, proof of payment and purpose.

ARTICLE 6

TERMINATION

    6.1 Termination for Cause or without Cause.  Company shall have the right to terminate Executive’s employment for Cause or without Cause.  Each of the following events shall constitute “Cause”.  For the avoidance of doubt, termination by the Company for any other reason or for no reason shall be “Termination Without Cause.”  If Executive is to be terminated for Cause, the Company shall give Executive an advance written notice of such intention, and Executive shall be given a reasonable opportunity to present evidence challenging such determination. In setting the timing of such appearance, in all instances, the best interest of the Company is paramount, and it may be determined that such appearance must be set on an expedited time basis to prevent or avoid harm to the Company.

     6.1.1Failure to Perform Duties. If Executive neglects to perform the material duties of his employment under this Agreement in a professional and businesslike manner after having received written notice specifying such failure to perform and after the expiration following such notice of a period of not less than 30 days providing a reasonable opportunity to perform such duties (or as soon thereafter as practicable so long as Executive commences effectuation of such remedy within such time period and diligently pursues such remedy to completion as soon as possible).

        6.1.2 Willful or Intentional Breach. If Executive willfully or intentionally commits a material breach of this Agreement or a material intentional breach of his fiduciary duty to Company.

6.1.3Wrongful Acts. If Executive is the subject of a plea of nolo contendere (or similar plea), conviction of a felony or if the Executive commits fraud, intentional misrepresentation, or other acts of material misconduct against Company (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on Company) that would make the continuance of his employment by Company materially detrimental to Company.

6.1.4Disability. If, due to a disability or medical condition, Executive is physically or mentally unable to perform a major portion of his duties, even after reasonable accommodation, for a continuous period of 180 days or greater, which determination shall be made in the reasonable exercise of Company’s judgment, provided, however, if Executive’s disability is the result of a serious health condition as defined by the FMLA, Executive’s employment shall not be terminated due to such disability at any time during or after any period of FMLA-qualified leave except as permitted by FMLA. If there should be a dispute between Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten days after a request for designation of such party, then a physician or psychiatrist designated by the Clark County Medical Association. The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.

6.1.5Failure To Be Licensed. If Executive fails to be licensed, is denied a license, is found unsuitable or is the subject of a similar negative finding by a State, Federal or Tribal gaming authority in any jurisdiction in which Company or its subsidiaries has gaming facilities, or if any of such licenses required to be held by Executive shall be revoked or suspended at any time during the Term.

6.1.6Executive dies.

6.2[Reserved.]

    6.3Termination by Executive. Executive shall have the right to terminate Executive’s employment under this Agreement at any time without Good Reason by giving notice of such termination to Company.  In addition, Executive may terminate his employment under this Agreement on thirty (30) days prior notice to Company for Good Reason.

    6.4 Effectiveness on Notice. Any termination under this Section 6 (other than death) shall be effective upon receipt of notice by Executive or Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by Company or Executive in the notice, except as otherwise provided in this Section 6.

6.5 Effect of Termination.

6.5.1 Payment of Salary and Expenses Upon Any Termination. If Executive’s employment with Company terminates for any reason, the Term shall terminate concurrently therewith, and Company shall pay or cause to be paid to Executive all earned but unpaid salary through the Termination Date, payable within thirty (30) days following the Termination Date, or such earlier date as required by applicable law. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made.  In addition, Company shall make all payments and fulfill its obligations provided in Section 4.4.

6.5.2 Termination for Cause.  If Executive’s employment and the Term are terminated for Cause, except with respect to Disability or Death, as set forth below, Executive shall not be entitled to receive any payments other than as specified in Section 6.5.1; provided that Executive may exercise any vested options and other equity awards, as well as receive any benefits described in Section 6.5.2(a).

(a)Termination for Disability or Death. In the event of a termination under Section 6.1.4 (for disability) or 6.1.6 (for death), Executive or his estate shall receive an amount equivalent to one year’s salary at the then-current rate, to be paid to Executive or his estate at monthly intervals. Following the termination, Executive or his estate shall also be paid a pro rata bonus for the current year, where the numerator is the days in the year before termination, the denominator is 365 and the product of this is multiplied by any bonus that Executive would have received, subject to the Company’s achievement of the applicable target threshold of such bonus, if the Executive had been employed for the entire year.  In all cases, these amounts are to be satisfied first through the payment of the Insurance Policy provided by the Company pursuant to Section 4.4.  If the Insurance Policy is insufficient to satisfy the amounts owed to Executive hereunder, Company shall be liable for the remainder thereof.

6.5.3 Termination Without Cause or Termination by Executive for Good Reason Except in Relation to a Change in Control. If Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then following Executive’s Termination Date in each case subject to and conditioned upon compliance with Section 6.8 below (in addition to amounts payable under Section 6.5.1 above):

(a)Cash Severance. Executive shall be entitled to receive an amount equal to one (1) year’s Base Salary and Target Bonus (the “Severance”).  The Severance shall be payable in substantially equal installments in accordance with Company’s normal payroll procedures during the period commencing on the Termination Date (the “Severance Continuation Period”); provided, that no Severance payments shall be made prior to the first payroll date occurring on or after thirty (30) days following the Termination Date (the “First Payroll Date”), with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon. Notwithstanding the foregoing, the Severance payments shall terminate upon Executive’s employment with another employer or Executive securing a source of income by means of independent contractor or consultant during the Severance Continuation Period. If Executive accepts an offer of employment during the Severance Continuation Period, Executive must provide written notice to Elaine Guidroz, General Counsel of Full House Resorts, eguidroz@fullhouseresorts.com, no less than five (5) days before the commencement of Executive’s employment (or independent contractor or consultant engagement) of Executive’s new position and the identity of Executive’s new employer or source of income in the case of a consultant agreement. Executive shall also be entitled to any unpaid bonus amounts earned in the calendar year preceding the year of termination.

(b)Benefits. Executive will also be entitled to receive health benefits coverage for Executive and his dependents, and life and disability insurance coverage for Executive, under the same or comparable plan(s) or arrangement(s) under which Executive was covered immediately before his termination of employment. Such health benefits and insurance coverage shall be paid for by Company to the same extent as if Executive were still employed by Company, and Executive will be required to make such payments as Executive would be required to make if Executive were still employed by Company. The benefits provided under this Section 6.5.3(b) shall continue until the earlier of (i) the later of (1) the third anniversary of the Effective Date and (2) the first anniversary of the Termination Date and (ii) the date Executive becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 6.5.3(b) shall continue (but not beyond the period described in clause (i)(1) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.5.3(b), the obligations of Company and its Subsidiaries under this Section 6.5.3(b) shall be conditioned upon Executive’s timely making such an election. Notwithstanding anything to the contrary contained herein, if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). In addition, Company shall continue to maintain each Insurance Policy until the earlier of (x) the second anniversary of the Effective Date and (y) the first anniversary of the Termination Date.

(c)Long-Term Incentives.  Executive shall be entitled to an acceleration of all outstanding time-vested shares or stock options, including those time-vested shares and options under the Stock Option Grants which shall vest and become exercisable following the Termination Date upon the effectiveness of the Company Release.  In addition, Executive shall be eligible to receive a pro-rata vesting of all performance-vested shares under the Restricted Stock Grants, where Executive’s actual performance and proportionate achievements of the required performance  metrics were met during the calendar year in which the Termination Date occurs, in each case where such determination as to the Restricted Stock Grants will be determined promptly by the Company following the filing of the Form 10-K for the applicable year.

(d)Notwithstanding the foregoing, it shall be a condition to Executive’s right to receive the amounts provided for in Sections 6.5.3(a) – (c) hereof that Executive (or Executive’s estate or beneficiaries, if applicable) execute and deliver to Company the Company Release within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and that Executive (or Executive’s estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period.  In addition, Company shall execute and deliver the Executive Release.

6.6.Suspension. In lieu of terminating Executive’s employment hereunder for Cause under Section 6.1, Company shall have the right, at its sole election, to suspend the performance of duties by Executive under this Agreement during the continuance of events or circumstances under Section 6.1 for an aggregate of not more than thirty (30) days during the Term (the “Default Period”) by giving Executive written notice of Company’s election to do so at any time. Company shall have the right to extend the Term beyond its normal expiration date by the period(s) of any suspension(s). Company’s exercise of its right to suspend the operation of this Agreement shall not preclude Company from subsequently terminating Executive’s employment hereunder. Executive shall not render services to any other person, firm or corporation in the casino business during any period of suspension. Executive shall be entitled to continued compensation and benefits pursuant to the provisions of this Agreement during the Default Period, including vesting of Stock Options and Restricted Stock Awards under Section 3.3 or 6.5.3 hereof. The period(s) of suspension hereunder are independent of and not subject to the potential appearance before the Company by the Executive pursuant to Section 6.1.

6.7Exercisability of Options. The stock option agreements shall provide that all vested options will terminate on the earlier of (a) the expiration of the ten (10) year term of such options, or (b) one (1) year after the termination of Executive’s employment with Company, regardless of the cause of such termination, except that, in the event of a termination for Cause or Executive’s termination without Good Reason, all vested options will terminate on the earlier of (I) the expiration of the ten (10) year term of such options, or (II) ninety (90) days after the termination of Executive’s employment with Company. The stock option agreements shall provide that unvested options will terminate on the termination of Executive’s employment with Company, except to the extent that such options become vested as a result of such termination under the terms of the governing stock option agreement or the terms of this Agreement.

6.8Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 6.5.3 hereof, shall be paid to Executive during the six (6)-month period following Executive’s Termination Date if the Company reasonably determines, upon advice of counsel, that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

6.9   Termination without Cause or Termination by Executive for Good Reason with Respect to a Change in Control. If Company terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason, six months prior to or one year subsequent to a Change in Control, then following the Termination Date, in each case subject to and conditioned upon compliance with Section 6.8 (in addition to amounts payable under Section 6.5.1 above):

6.9.1 Elevated Cash Severance. In addition to any unpaid bonus amounts earned in the calendar year preceding the year of termination, Executive shall be entitled to receive an amount equal to one and one-half (1.5) year’s Base Salary, payable in a lump sum following the Termination Date, plus 1.5 times the higher of (a) the most recent annual bonus(es) received, (b) the average bonus(es) received over the prior three years, and (c) the Target Bonus (the “Elevated Severance”); provided, that no Elevated Severance payments shall be made prior to the First Payroll Date (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon); provided, further, that if a Change in Control that constitutes a “Change in Control Event” within the meaning of Section 409A occurs within twelve (12) months before the Termination Date, the amounts payable under this Section 6.9.1 shall be paid in a lump-sum on the First Payroll Date.  Amounts paid under Section 6.5.3 where a Change in Control then subsequently occurs within six months following the Termination Date may be credited against amounts then-owed under this Section 6.9.1. Any releases executed in conjunction with a separation under 6.5.3 shall not preclude the payments required, or remedies associated therewith, under this Section 6.9, where a Change in Control occurred within six months following such separation.

6.9.2Benefits. Executive will also be entitled to receive health benefits coverage for Executive and his dependents, and life and disability insurance coverage for Executive, under the same or comparable plan(s) or arrangement(s) under which Executive was covered immediately before his termination of employment. Such health benefits and insurance coverage shall be paid for by Company to the same extent as if Executive were still employed by Company, and Executive will be required to make such payments as Executive would be required to make if Executive were still employed by Company. The benefits provided under this Section 6.9.2 shall continue until the earlier of (i) later of (1) the third anniversary of the Effective Date and (2) the first anniversary of the Termination Date and (ii) the date Executive becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 6.9.2 shall continue (but not beyond the period described in clause (i)(1) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.9.2, the obligations of Company and its Subsidiaries under this Section 6.9.2 shall be conditioned upon Executive’s timely making such an election. Notwithstanding anything to the contrary contained herein, if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). In addition, Company shall continue to maintain each Insurance Policy until the earlier of (x) the second anniversary of the Effective Date and (y) the first anniversary of the Termination Date.

6.9.3Long-term Incentives.  In addition to those already vested, each outstanding, unvested Company Stock Option and Restricted Stock Grant held by Executive shall vest and become exercisable in full. For the avoidance of doubt, all such equity awards shall remain outstanding and eligible to vest following the Termination Date and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.

6.9.4Notwithstanding the foregoing, it shall be a condition to Executive’s right to receive the amounts provided for in Sections 6.9.1, 6.9.2 and 6.9.3 hereof that Executive (or Executive’s estate or beneficiaries, if applicable) execute and deliver to Company the Company Release within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and that Executive (or Executive’s estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period.  In addition, Company shall execute and deliver to the Executive Release.

ARTICLE 7

CONFIDENTIALITY

   7.1 Nondisclosure of Confidential Material. In the performance of his duties, Executive may have access to Confidential Material. All such Confidential Material is considered secret and is disclosed to Executive in confidence. Executive acknowledges that the Confidential Material constitutes proprietary information of Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of his duties to Company or as required by a court order, Executive shall not, directly or indirectly for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any such Confidential Material, unless such Confidential Material ceases to be confidential because it has become part of the public domain (not due to a breach by Executive of his obligations hereunder). Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, files, computer data files, drawings, documents, equipment, and other tangible items, wherever located, incorporating the Confidential Material, which Executive shall prepare, use or encounter, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement, or whenever requested by Company or discovered by Executive, Executive shall promptly use his best efforts to deliver to Company any and all of the Confidential Material, not previously delivered to Company, that is in the possession or under the control of Executive.  Provided that Executive returns all Confidential Materials as required by this provision, this provision shall not apply to the use by Executive of information that both: (a) Executive knows or has learned in the course of his employment by Company; and (b) that Executive cannot avoid using in the course of his duties in any subsequent employment.  Company recognizes that Executive has an extensive “contacts” file predating his employment with the Company, and that such contacts file, excluding contacts and other information that may have been added to the file during his employment, belongs to Executive and is not part of the Confidential Material. Company recognizes that publicly disclosed information contained within Company’s SEC filings is also not part of the Confidential Material.

    7.2 Assignment of Intellectual Property Rights.  Any ideas, processes, know-how, copyrightable works, mask works, trade or service marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights, that relate to Company’s business and are the results of Executive’s efforts during the Term (collectively, the “Executive Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of Company, shall be deemed works made for hire and are the property of Company. In the event that for whatever reason such Executive Work Product shall not be deemed a work made for hire, Executive agrees that such Executive Work Product shall become the sole and exclusive property of Company, and Executive hereby assigns to Company his entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Executive Work Product. Company shall also have the right, in its sole discretion to keep any and all of Executive Work Product as Company’s Confidential Material. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by Company, and no further consideration is or shall be provided to Executive by Company with respect to these provisions. Executive agrees to execute any assignment documents Company may require confirming Company’s ownership of any of Executive Work Product. Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications.

    7.3 Covenant Not to Compete.

7.3.1In the event this Agreement is terminated by Company for Cause or by Executive without Good Reason, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged in the casino gaming, card club or horse racing business which competes against Company in any Competitive Market.

7.3.2In the event this Agreement is terminated by Company without Cause or by Executive with Good Reason, then for a period of six months after the effective date of such termination, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged in the casino gaming, card club or horse racing business which competes against Company in any Competitive Market.

7.3.3For the purposes of this Section 7.3, the design or development of a casino that does not operate during the non-compete period does not constitute competition.

    7.4No Hire Away Policy. In the event this Agreement is terminated prior to the normal expiration of the Term, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, hire any person known to Executive to be an employee of Company or any of its subsidiaries (or any person known to Executive to have been such an employee within six months prior to such occurrence unless such employee was laid-off or terminated by Company). Executive shall not be deemed to hire any such person so long as he did not directly or indirectly engage in or encourage such hiring.

      7.5 Non-Solicitation of Customers. During the Term and for a period of one year thereafter, or for a period of one year after the earlier termination of this Agreement prior to the expiration of the Term, and regardless of the reason for such termination (whether by Company or Executive), Executive shall not use customer lists or Confidential Material to solicit any customers of Company or its subsidiaries or any of their respective casinos, or knowingly encourage any such customers to leave Company’s casinos or knowingly encourage any such customers to use the facilities or services of any competitor of Company or its subsidiaries.

    7.6 Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

7.7Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 and Article 2 hereof and that Company shall be entitled to injunctive relief (which shall include, but not be limited to, restraining Executive from directly or indirectly working for or having an ownership interest (except for a Permissible Investment in any person engaged in the casino, gaming or horse racing businesses) which violates this Agreement) and to specific performance as remedies for any such breach. Executive agrees that Company shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7, but shall be in addition to all other remedies available at law or in equity.

7.8Defend Trade Secrets Act Notice. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. § 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

ARTICLE 8

FEES AND COSTS

8.1Fees and Costs.  The prevailing party in any litigation resulting from disagreements between Company and Executive regarding this Agreement, as determined by the courts, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs, expenses, and attorneys’ fees.  Such reimbursement, however, shall be limited to the lesser of the total amount expended by either party.

ARTICLE 9

MISCELLANEOUS

9.1Representations. Executive hereby represents and warrants to Company that (a) Executive is entering into this Agreement voluntarily and that the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to Company pursuant to the terms of this Agreement.  Company represents that Company has all corporate authority and all actions have been taken for it to enter into this Agreement, that this Agreement will not violate the terms of any other material agreements to which it is a party, and that the signatory to this Agreement on Company’s behalf has all required corporate authority to bind Company to this Agreement.

9.2Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

    9.3Entire Agreement. This Agreement (together with Executive’s rights under any benefit plans or stock option or restricted stock plans) constitutes the total and complete agreement of the parties and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

    9.4Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by email or .pdf transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

   9.5Electronic Signatures. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement, or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

9.6Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by a court of competent jurisdiction to be invalid or unenforceable, the court finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

    9.7Waiver or Delay. The failure or delay on the part of Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

    9.8Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein.

    9.9 No Assignment or Transfer. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive or by Company (except that Company may assign this Agreement to any affiliate of Company and this Agreement shall inure to the benefit of and be binding upon any successor of Company which may acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Company, and Executive may transfer his rights under section 3.3 and the associated agreements for no consideration in connection with estate planning and in accordance with applicable law). Any prohibited, purported assignment or transfer by Executive shall be void.

9.10Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

9.11Governing Law and Venue. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced solely and exclusively in accordance with the laws of the State of Nevada.  The venue for any dispute concerning this Agreement shall be solely and exclusively commenced in the Eighth Judicial District Court for Clark County, Nevada or the United States District Court Nevada, Las Vegas Division.

    9.12Notices. All demands, notices, and communications given or made under this Agreement will be effective only if it is in writing and delivered (i) in person, (ii) by personal or courier delivery, (iii) by reputable overnight courier guaranteeing next business day delivery, (iv) sent by electronic mail to the email address provided below, or (v) sent postage prepaid by United States certified mail, return receipt requested, directed to the other party at its address provided below, or such other address as either party may designate by notice given from time to time in accordance with this Section.  Any demand, notice, or communication will be effective (i) in the case of personal or courier delivery, on the date of delivery as evidenced by a written receipt signed on behalf of the receiving party, (ii) if by overnight courier, one (1) business day after the deposit of the notice with all delivery charges prepaid, and (iii) in the case of certified mail, the earlier of the date receipt is acknowledged on the return receipt for such notice or five (5) business days after the date of posting by the United States Post Office.  The notice addresses for the Parties are as follows:

To Executive: at Executive’s most recent address on the records of Company

And such additional persons as Executive may provide in writing to the Company.

To Company:

Full House Resorts, Inc.

1980 Festival Plaza, Suite 680

Las Vegas, NV 89135

Telephone: 702.221.7800

Attn: Elaine Guidroz, Secretary & General Counsel

Email: EGuidroz@fullhouseresorts.com

with copy to:

Michael J. Bonner

Greenberg Traurig, LLP

10845 Griffith Peak Drive, Suite 600

Las Vegas, NV 89135

Telephone: 702.792.3773

Facsimile: 702.792.9002

Email: Bonnerm@gtlaw.com

9.13Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if Company determines, in its good faith judgment based on opinion of nationally recognized counsel, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act.

9.14Section 409A.

    9.14.1To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if Company determines, based on opinion of nationally recognized counsel, that any compensation or benefits payable under this Agreement may be subject to Section 409A, Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 9.14.1 shall not create an obligation on the part of Company to adopt any such amendment, policy or procedure or take any such other action, nor shall Company have any liability for failing to do so.

9.14.2Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

9.14.3To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

9.15Section 280G.  In the event that it is determined that any payment or distribution of any type to or for Executive’s benefit made by Company, by any of Company’s affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of Company’s assets (within the meaning of Section 280G of the Code) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either:  (a) in full; or (b) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax.  Executive shall receive the greater, on an after-tax basis, of (a) or (b) above, provided however that to the extent applicable, Executive may elect to subject the payments that are in excess of the permissible maximum payment amount specified under Code section 280G(b)(2)(A)(ii) to a stockholder vote as provided for under Code section 280G(b)(5).

9.16 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

    9.17 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

    9.18Counsel. Executive has been advised by Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so.  Executive has read and understands this Agreement and has sought the advice of counsel to the extent he has determined appropriate.

    9.19 Withholding of Compensation. Executive hereby agrees that Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

ARTICLE 10

DEFINITIONS

Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“2025 Plan” means the Company’s 2025 Equity Incentive Plan, as amended from time to time.

“Adjusted EBITDA” means earnings before interest, taxes, depreciation, amortization, stock-based compensation, pre-opening costs, property charges, asset disposal losses, write-offs, reserves, recoveries and one-time nonrecurring charges.

“Agreement” has the meaning provided in the preamble of this Agreement.

“Annual Bonus” has the meaning provided in Section 3.2.2.

“Base Salary” has the meaning provided in Section 3.1.

“Board” means the Company’s Board of Directors.

“Cause” has the meaning provided in Section 6.1.

“Ceiling EBITDA” has the meaning provided in Section 3.2.2(a).

“Change in Control” means such term as defined in the 2025 Plan.

“Change in Control Event” means any event qualifying as a “change in control event” under the terms and provisions of Section 409A.

“Clawback Policy” has the meaning provided in Section 3.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” has the meaning provided in the preamble of this Agreement.

“Company Release” means an effective release of claims in substantially the form attached hereto as Exhibit A.

“Competitive Market” means any market within a 100-mile radius of any casino, card club or horse racing facility owned or operated by Company.

“Confidential Material” means, during the Term and for a period of two years following the termination of Executive’s employment for any reason, confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by Company or its agents or consultants that is not otherwise part of the public domain.

“Default Period” has the meaning provided in Section 6.6.

“Effective Date” has the meaning provided in the preamble of this Agreement.

“Elevated Severance” has the meaning provided in Section 6.9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excise Tax” has the meaning provided in Section 9.15.

“Executive” has the meaning provided in the preamble of this Agreement.

“Executive Release” means a general release of claims in substantially the form attached hereto as Exhibit B.

“Executive Work Product” has the meaning provided in Section 7.2.

“First Payroll Date” has the meaning provided in Section 6.5.3(a).

“Form 10-K” means the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission.

“FMLA” means the Family and Medical Leave Act, as amended.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Good Reason” means and shall be limited to (a) a material breach of this Agreement by Company (including without limitation any material reduction in the compensation, authority or duties of Executive in which Executive is no longer the President, Chief Financial Officer and Treasurer of a publicly-held company), or any relocation of his or its principal place of business outside the greater Las Vegas metropolitan area (without Executive’s consent) and the failure of Company to remedy such breach within thirty (30) days after written notice (or as soon thereafter as practicable so long as it commences effectuation of such remedy within such time period and diligently pursues such remedy to completion as soon as possible); or (b) the failure of the Committee and Executive to agree in good faith to an equitable substitute compensation pursuant to the requirements in Section 3.3.1.

“Incentive Plans” means the 2025 Plan, or such additional or successor plans as may be adopted by the Company and approved by stockholders from time to time.

“Insurance Policies” has the meaning provided in Section 4.4.

“Option Agreement” means the agreement setting forth the terms and conditions of the Stock Option Grant, as determined by the Committee.

“Permissible Investment” means ownership of up to one percent (1%) of any class of the securities of a publicly-traded entity or investing in a mutual fund or private investment fund where Executive has no control over its investments.

“Principal Debt” means the $450 million of existing bond obligations maturing on February 15, 2028.

“Proposed Amendment” has the meaning provided in Section 3.3.1.

“Qualitative Bonus” has the meaning provided in Section 3.2.2(b).

“Quantitative Bonus” has the meaning provided in Section 3.2.2(a).

“Restricted Stock Grant” means an award of restricted stock which shall be tenure-based, performance-based, or both, will vest in equal annual installments (provided the performance criteria set forth by the Committee are met) over three years after the date of grant, and shall be equal in value, based on the closing stock price as of the day of grant (or in the case of a non-trading day, the next applicable trading date), to an amount determined by the Committee in its discretion.

“Section 409A” means collectively Section 409A of Code, the Department of Treasure Code regulations, and the interpretive guidance issued thereunder.

“Severance” has the meaning provided in Section 6.5.3(a).

“Specific Milestone Bonuses” means the milestones and amounts set forth in Section 3.2.1.

“Stock Option Grant” means an award of stock options which shall be comprised of options that have a valuation calculated under the Black-Scholes methodology equal to an amount as determined by the Committee in its discretion and shall vest in equal annual installments over a three-year period and be exercisable at the closing stock price as of the day of grant (or in the case of a non-trading day, the next applicable trading date).

“Target Bonus” has the meaning provided in Section 3.2.2.

“Target EBITDA” has the meaning provided in Section 3.2.2(a).

“Term” has the meaning provided in Section 1.2.

“Termination Date” means the date on which Executive’s employment with the Company is terminated, whether by the Company or by Executive, for any reason.

“Termination Without Cause” has the meaning provided in Section 6.1.

“Threshold EBITDA” has the meaning provided in Section 3.2.2(a).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

FULL HOUSE RESORTS, INC., a Delaware corporation

By:	/s/ Daniel Lee
Name: Daniel R. Lee
Title: Chief Executive Officer
Execution Date: July 11, 2025

“EXECUTIVE”

/s/ Lewis A. Fanger
Lewis A. Fanger
Execution Date: July 11, 2025

Signature Page to Employment Agreement

EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Full House Resorts, Inc., a Delaware corporation (the “Company”) and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, and employees, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the Nevada Fair Employment Practices Act. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Executive’s Prior Employment Agreement and any stock option and restricted stock agreements between Executive and Full House, Inc., whichever is applicable to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and Company, (iii) with respect to Article V of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between the undersigned and Company or under the bylaws, certificate of incorporation of other similar governing document of Company, or (vi) to any Claims which cannot be waived by an employee under applicable law.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C)EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Executive may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

A-1

The undersigned agrees that if Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

___________________________________________

Lewis A. Fanger

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EXHIBIT B

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, which are set forth in that certain Employment Agreement, dated July ___, 2025 (the “Employment Agreement”) between Full House Resorts, Inc. (the “Company”) and Lewis A. Fanger (“Executive”), the Company, for itself and for (a) its subsidiaries, related and affiliated companies, (b) its predecessors, successors and assigns (c) its current and past officers and directors, and (d) its agents and employees, and in each case does hereby release and forever discharge the “Releasees” hereunder, consisting of Executive and his heirs and assigns, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, fixed or contingent that are known as of the date hereof (hereinafter called “Claims”), which the Company or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.

Notwithstanding the foregoing, this General Release shall not operate to release any Claims which the undersigned may have relating to or arising out of (i) EXECUTIVE’S intentional, willful or reckless misconduct, (ii) Executive’s fraud or breach of fiduciary duty, (iii) claims the Company does not know or suspect to exist in its favor as of the date hereof, or (vi) the ability of the COmpany to exercise the Clawback right as provided in section 3.4 of the EMPLOYMENT agreement (the “Unreleased Claims”).

The Company represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which it may have against the Releasees, or any of them.  The Company agrees that if it or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the Company agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all reasonable attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The Company further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Company.

IN WITNESS WHEREOF, the Company has executed this Release as of this ___ day of ________, 20__.

FULL HOUSE RESORTS, INC.

By:_______________________________

Its: [Authorized Executive]

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